Exhibit P

SENDTEC, INC.

877 Executive Center Drive West
Suite 300
St. Petersburg FL 33702

March 26, 2008

LB I Group Inc.
c/o Lehman Brothers, Inc.
399 Park Avenue
9th Floor
New York, NY 10022
Att: Eric C. Salzman

Re:      Recapitalization Agreement dated as of March 25, 2008 and
Securities Purchase Agreement dated as of October 31, 2005

Dear Eric:

Reference is made to Letter dated as of October 31, 2005 (the “Original Letter”) between us with respect to the Securities Purchase Agreement (the “Purchase Agreement”), dated as of October 31, 2005, among SendTec Acquisition Corp., a Delaware corporation (“STAC ”), SendTec, Inc. (formerly, RelationServe Media, Inc.), a Delaware corporation (the “Company ”), and each purchaser identified on the signature pages thereto, including LB I Group Inc. (each, including its successors and assigns, a “Purchaser ” and collectively the “Purchasers ”), and Christiana Corporate Services, Inc., a Delaware corporation, in its capacity as administrative agent for the Purchasers (together with its successors and assigns in such capacity, the “Agent ”), and the transactions contemplated thereby. Reference is also made to the Recapitalization Agreement (the “Recapitalization Agreement”), dated as of the date hereof, among the Company, STAC, the Purchasers and the Agent, which Recapitalization Agreement is an amendment to the Purchase Agreement.

Capitalized terms used in and not otherwise defined in this Letter shall have the meanings ascribed to them in the Recapitalization Agreement.

This letter confirms our agreement that the Original Letter is terminated and shall be of no further force or effect.

Very truly yours,

SENDTEC, INC.

By: /s/ Paul Soltoff
Paul Soltoff, Chief Executive Officer

Termination of Side Letter

AGREED AND ACCEPTED:

LEHMAN BROTHERS, INC. for itself
and for LB I GROUP INC.

By: /s/ Eric C. Salzman
Name: Eric C. Salzman

Title: Managing Director

# 5126311_v2